Scholastic Reports Fiscal 2014 Second Quarter Results

Strong Performance Drove 19% Operating Income Growth in Children's Books (Excluding One-Time Charge)

Continued Momentum from High-Margin Sales in Education Businesses

NEW YORK, Dec. 19, 2013 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported results for the fiscal 2014 second quarter ended November 30, 2013.

(Logo: http://photos.prnewswire.com/prnh/20100914/SIRLOGO )

Revenue in the second quarter was $623.2 million, compared to $613.5 million a year ago. The Company reported second quarter earnings per diluted share from continuing operations of $1.80, versus $1.91 in the prior year period. Results for the second quarter of the current fiscal year include one-time expenses of $0.35 per diluted share, which include an impairment charge of $13.4 million, related to goodwill from legacy acquisitions previously made in the Children's Book Publishing and Distribution segment, and $5.5 million of one-time expenses related to cost reduction and restructuring programs. Consolidated earnings per diluted share was $1.80 in the quarter, compared to earnings of $1.89 a year ago.

Second quarter results were largely driven by profit improvement in children's books; continued robust performance of Scholastic's new educational technology programs, which were successfully launched over the summer; favorable results in classroom book collections and guided reading initiatives; and growing circulation of the Company's classroom magazines. These results were partially offset by the performance of the International segment where the impact of fluctuations in foreign currency exchange rates more than offset the effect of double-digit revenue growth in Asia.

During the second quarter, the Company generated free cash flow (as defined) of $129.4 million, compared to $60.4 million in the prior year period. At quarter-end, cash and cash equivalents exceeded the Company's total debt by $107.6 million, compared to $103.7 million a year ago.

"Scholastic had a very strong second quarter, driven by profit improvement in each part of our children's book business and excellent educational technology program sales. These operating results were offset by a one-time, non-cash charge related to acquisitions made more than 10 years ago," commented Richard Robinson, Chairman, President and Chief Executive Officer. "Scholastic continues to be a critical source for books that support children's independent reading in school and at home. In Trade, excitement for the Catching Fire film sparked an increase in The Hunger Games trilogy book and ebook sales following its release in November. Our multi-platform series, SPIRIT ANIMALSTM, also did very well in the quarter, as did franchise titles such as Harry Potter. The emphasis on reading in the classroom has never been stronger, and demand for books through our school channels remains vigorous in the Common Core era. Our new collaborative marketing efforts in children's book clubs and fairs enable us to provide books to teachers, parents and children through our school channels in a more streamlined, profitable manner."

Mr. Robinson continued, "Strong demand for each of our new educational programs and our classroom book collections, magazines and other materials drove double-digit revenue and operating income growth in our Educational Technology and Services and Classroom and Supplemental Materials Publishing segments. During the quarter, we combined the operations of these groups, which enhances our ability to support schools and districts with total solutions as new technologies and new standards are being implemented. As a result of the combination, each of our field reps can offer a significantly expanded suite of programs and services that will deepen our partnerships with schools by helping to raise reading and math achievement. Customers are responding strongly to our new MATH 180TM program, which enables struggling middle school students to improve their math skills. The increasingly significant role of our classroom magazines in English Language Arts skill development is demonstrated in our growing circulation, which is now over 12.6 million. We are excited about our competitive position and our unique ability to equip teachers and parents with the tools and materials, combining both print and digital, that help children reach the new Common Core standards, while nurturing a love for learning and reading."

Scholastic affirmed its fiscal 2014 outlook for total revenue of approximately $1.8 billion and earnings per diluted share from continuing operations in the range of $1.40 to $1.80, before the impact of one-time items associated with cost reduction programs or non-cash, non-operating items. The Company continues to expect free cash flow in the range of $60 to $80 million.

Second Quarter Results

Children's Book Publishing and Distribution. Segment revenue in the second quarter was $352.1 million, compared to $347.4 million in the prior year period. In Trade, sales of core backlist titles including The Hunger Games and Harry Potter and the recently released multi-platform SPIRIT ANIMALS drove a 3% increase in revenues. In School Book Fairs, revenue increased by 3%, reflecting higher revenue per fair compared to the prior year period. In School Book Clubs, operating profit improved on a modest revenue decline of approximately 3% as a result of significantly lower selling, general & administrative expenses compared to the prior year period. Overall segment operating income was $68.9 million, which included a pretax impairment charge of $13.4 million relating to goodwill from legacy acquisitions, compared to $69.4 million in the prior year period. Excluding this one-time charge, operating income increased by $12.9 million, or 19%, due to profit improvements in each division that were the result of higher sales in Trade and Fairs and greater efficiency in Clubs marketing.

Educational Technology and Services. Segment revenue in the quarter increased by 17% to $60.9 million, compared to $52.2 million in the prior year period, primarily due to higher sales of educational technology products in the current quarter including System 44® Next Generation, MATH 180, Common Core Code XTM and iReadTM . Segment operating income increased 30% to $6.9 million, compared to $5.3 million in the prior year period, due to higher revenues from higher margin educational technology programs in the current year period.

Classroom and Supplemental Materials Publishing. Segment revenue in the quarter increased 11% to $59.1 million, compared to $53.2 million in the prior year period, as a result of higher sales of guided reading and other classroom book collections and higher circulation in classroom magazines. Segment operating income was $10.7 million, versus $7.4 million in the prior year period, an increase of 45%, primarily due to a sales increase in higher margin classroom books and magazines.

International. Segment revenue in the quarter was $135.6 million, compared to $143.7 million in the prior year period, primarily due to an unfavorable foreign exchange impact of $7.5 million. This was partially offset by strong performance in Asia, where revenues rose by approximately 19%, before the impact of foreign exchange, on sales of education and direct-to-home products. Segment operating income was $22.2 million, compared to $24.7 million in the prior year period, primarily the result of lower trade sales.

Media, Licensing and Advertising. Segment revenue in the quarter was $15.5 million, compared to $17.0 million in the prior year period, as a result of lower interactive sales, partially offset by an increase in Consumer Magazines revenue. Segment operating loss was $0.4 million, compared to operating income of $2.0 million in the prior period, largely as a result of lower revenues.

Other Financial Results. Corporate overhead in the second quarter was $8.1 million, excluding one-time items of $5.5 million relating to domestic severance and restructuring expenses, compared to $6.8 million in the prior year period. To date during fiscal 2014, the Company has spent approximately $6.2 million on share repurchases and has approximately $13.4 million remaining under its previous share repurchase authorization.

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the third quarter of fiscal 2014. The dividend is payable on March 17, 2014 to shareholders of record as of the close of business on January 31, 2014.

Headquarters Building Purchase
The Company reported today in a filing on Form 8-K that it has agreed to purchase its headquarters property at 555 Broadway in New York City, pursuant to a right of first offer under its master lease agreement, for a price of $255 million. The transaction is expected to close prior to the end of its current fiscal year. The Company determined that converting its lease obligation into an owned asset should provide a number of benefits, including enhanced free cash flow and, with complete ownership of its headquarters at 557 and 555 Broadway, the ability to monetize portions of its headquarters space.

Year-to-Date Results

For the first half of fiscal 2014, revenue was $899.5 million, compared to $906.9 million in the prior year period. Earnings per diluted share from continuing operations in the first half of the fiscal year was $0.87, compared to $0.95 a year ago, including one-time charges of $0.39 in the current period. These results are mainly attributable to Hunger Games trilogy sales in print, digital, and audio formats in the U.S. and major international markets, including Canada, Australia and the UK, that were strong, but lower than the exceptional sales in the same period last year. This was partially offset by higher sales of educational technology products and classroom books and magazines. The Company reported consolidated earnings per diluted share in the first half of fiscal 2014 of $0.88, compared to $0.91 a year ago. On a year-to-date basis, the Company generated free cash flow of $35.6 million, compared to $64.4 million in the previous year.

Conference Call
The Company will hold a conference call to discuss its results at 8:30 am ET today, December 19, 2013. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available until Friday, January 3, 2014 by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 13942803.

About Scholastic
Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements
This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	11/30/13	11/30/12	11/30/13	11/30/12

Revenues	$623.2	$613.5	$899.5	$906.9

Operating costs and expenses:
Cost of goods sold	264.8	262.0	402.7	412.8
Selling, general and administrative expenses (1)	231.9	228.8	398.9	401.8
Bad debt expense	2.5	4.0	3.9	4.5
Depreciation and amortization	15.9	16.7	31.8	32.8
Asset impairments (2)	13.4	-	13.4	-
Total operating costs and expenses	528.5	511.5	850.7	851.9

Operating income (loss)	94.7	102.0	48.8	55.0

Interest expense, net	2.1	3.7	4.0	7.4

Earnings (loss) from continuing operations before income taxes	92.6	98.3	44.8	47.6

Provision (benefit) for income taxes	34.3	35.7	16.6	16.7

Earnings (loss) from continuing operations	58.3	62.6	28.2	30.9

Earnings (loss) from discontinued operations, net of tax	0.0	(0.8)	0.2	(1.2)

Net income (loss)	$58.3	$61.8	$28.4	$29.7

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (3)
Basic:
Earnings (loss) from continuing operations	1.82	1.95	0.88	0.97
Earnings (loss) from discontinued operations, net of tax	0.00	(0.02)	0.01	(0.04)
Net income (loss)	1.82	1.93	0.89	0.93

Diluted:
Earnings (loss) from continuing operations	1.80	1.91	0.87	0.95
Earnings (loss) from discontinued operations, net of tax	0.00	(0.02)	0.01	(0.04)
Net income (loss)	1.80	1.89	0.88	0.91

Basic weighted average shares outstanding	31,864	31,903	31,842	31,709
Diluted weighted average shares outstanding	32,289	32,659	32,362	32,360

(1)	In the three and six months ended November 30, 2013, the Company recorded pretax severance charges of $5.5 and $7.5, respectively, related to the Company's cost savings initiatives.

(2)	In the three and six months ended November 30, 2013, the Company recorded a pretax goodwill impairment charge of $13.4 in the Children's Book Publishing and Distribution segment.

(3)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding.  Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	11/30/13	11/30/12	Change		11/30/13	11/30/12	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$97.4	$100.1	($2.7)	(3%)	$103.6	$107.5	($3.9)	(4%)
Book Fairs	202.2	196.1	6.1	3%	212.9	206.6	6.3	3%
Consolidated Trade	52.5	51.2	1.3	3%	90.2	104.2	(14.0)	(13%)
Total revenue	352.1	347.4	4.7	1%	406.7	418.3	(11.6)	(3%)
Operating income (loss)	68.9	69.4	(0.5)	(1%)	7.4	14.5	(7.1)	(49%)
Operating margin	19.6%	20.0%			1.8%	3.5%

Educational Technology and Services
Revenue	60.9	52.2	8.7	17%	155.7	132.2	23.5	18%
Operating income (loss)	6.9	5.3	1.6	30%	43.1	30.1	13.0	43%
Operating margin	11.3%	10.2%			27.7%	22.8%

Classroom and Supplemental Materials Publishing
Revenue	59.1	53.2	5.9	11%	96.9	91.1	5.8	6%
Operating income (loss)	10.7	7.4	3.3	45%	9.1	4.8	4.3	90%
Operating margin	18.1%	13.9%			9.4%	5.3%

International
Revenue	135.6	143.7	(8.1)	(6%)	214.3	233.9	(19.6)	(8%)
Operating income (loss)	22.2	24.7	(2.5)	(10%)	21.5	27.5	(6.0)	(22%)
Operating margin	16.4%	17.2%			10.0%	11.8%

Media, Licensing and Advertising
Revenue	15.5	17.0	(1.5)	(9%)	25.9	31.4	(5.5)	(18%)
Operating income (loss)	(0.4)	2.0	(2.4)		(2.3)	2.2	(4.5)
Operating margin	-	11.8%			-	7.0%

Overhead expense	13.6	6.8	(6.8)	(100%)	30.0	24.1	(5.9)	(24%)

Operating income (loss) from continuing operations	$94.7	$102.0	($7.3)	(7%)	$48.8	$55.0	($6.2)	(11%)

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		11/30/13	11/30/12

Continuing Operations
	Cash and cash equivalents	$117.2	$257.3
	Accounts receivable, net	286.4	272.9
	Inventories, net	342.3	356.4
	Accounts payable	196.0	208.1
	Accrued royalties	41.8	52.7
	Lines of credit, short-term debt and current portion of long-term debt	9.6	0.7
	Long-term debt, excluding current portion	0.0	152.9
	Total debt	9.6	153.6
	Total capital lease obligations	58.0	57.6
	Net debt (1)	(107.6)	(103.7)

Discontinued Operations
	Total assets of discontinued operations	0.4	8.3
	Total liabilities of discontinued operations	1.2	2.0

Total stockholders' equity		886.3	876.7

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		SIX MONTHS ENDED
		11/30/13	11/30/12	11/30/13	11/30/12

	Net cash provided by (used in) operating activities	$152.3	$93.2	$81.5	$127.4
	Less: Additions to property, plant and equipment	6.8	15.9	14.1	30.4
	Pre-publication and production costs	16.1	16.9	31.8	32.6

	Free cash flow (use) (2) (3)	$129.4	$60.4	$35.6	$64.4

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow (use) includes discontinued operations for the three and six months ended November 30, 2013 and November 30, 2012.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	11/30/13	items	One-time items	11/30/12	items	One-time items

Revenues	$623.2	$0.0	$623.2	$613.5	$0.0	$613.5

Operating costs and expenses:
Cost of goods sold	264.8	-	264.8	262.0	-	262.0
Selling, general and administrative expenses (1)	231.9	(5.5)	226.4	228.8	-	228.8
Bad debt expense	2.5	-	2.5	4.0	-	4.0
Depreciation and amortization	15.9	-	15.9	16.7	-	16.7
Asset impairments (2)	13.4	(13.4)	-	0.0	-	-
Total operating costs and expenses	528.5	(18.9)	509.6	511.5	-	511.5

Operating income (loss)	94.7	18.9	113.6	102.0	-	102.0

Interest expense, net	2.1	-	2.1	3.7	-	3.7

Earnings (loss) from continuing operations before income taxes	92.6	18.9	111.5	98.3	-	98.3

Provision (benefit) for income taxes	34.3	7.7	42.0	35.7	-	35.7

Earnings (loss) from continuing operations	58.3	11.2	69.5	62.6	-	62.6

Earnings (loss) from discontinued operations, net of tax	0.0	-	0.0	(0.8)	-	(0.8)

Net income (loss)	$58.3	$11.2	$69.5	$61.8	$0.0	$61.8

Basic and diluted earnings (loss) per Share of Class A and Common Stock:
Basic:
Earnings (loss) from continuing operations	1.82	0.35	2.17	1.95	-	1.95
Earnings (loss) from discontinued operations, net of tax	0.00	0.00	0.00	(0.02)	-	(0.02)
Net income (loss)	1.82	0.35	2.17	1.93	-	1.93

Diluted:
Earnings (loss) from continuing operations	1.80	0.35	2.15	1.91	-	1.91
Earnings (loss) from discontinued operations, net of tax	0.00	0.00	0.00	(0.02)	-	(0.02)
Net income (loss)	1.80	0.35	2.15	1.89	-	1.89

	SIX MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	11/30/13	items	One-time items	11/30/12	items	One-time items

Revenues	$899.5	$0.0	$899.5	$906.9	$0.0	$906.9

Operating costs and expenses:
Cost of goods sold	402.7	-	402.7	412.8	-	412.8
Selling, general and administrative expenses (1)	398.9	(7.5)	391.4	401.8	-	401.8
Bad debt expense	3.9	-	3.9	4.5	-	4.5
Depreciation and amortization	31.8	-	31.8	32.8	-	32.8
Asset impairments (2)	13.4	(13.4)	-	0.0	-	-
Total operating costs and expenses	850.7	(20.9)	829.8	851.9	-	851.9

Operating income (loss)	48.8	20.9	69.7	55.0	-	55.0

Interest expense, net	4.0	-	4.0	7.4	-	7.4

Earnings (loss) from continuing operations before income taxes	44.8	20.9	65.7	47.6	-	47.6

Provision (benefit) for income taxes	16.6	8.4	25.0	16.7	-	16.7

Earnings (loss) from continuing operations	28.2	12.5	40.7	30.9	-	30.9

Earnings (loss) from discontinued operations, net of tax	0.2	-	0.2	(1.2)	-	(1.2)

Net income (loss)	$28.4	$12.5	$40.9	$29.7	$0.0	$29.7

Basic and diluted earnings (loss) per Share of Class A and Common Stock:
Basic:
Earnings (loss) from continuing operations	0.88	0.39	1.27	0.97	-	0.97
Earnings (loss) from discontinued operations, net of tax	0.01	0.00	0.01	(0.04)	-	(0.04)
Net income (loss)	0.89	0.39	1.28	0.93	-	0.93

Diluted:
Earnings (loss) from continuing operations	0.87	0.39	1.26	0.95	-	0.95
Earnings (loss) from discontinued operations, net of tax	0.01	0.00	0.01	(0.04)	-	(0.04)
Net income (loss)	0.88	0.39	1.27	0.91	-	0.91

(1)	In the three and six months ended November 30, 2013, the Company recorded pretax severance charges of $5.5 and $7.5, respectively, related to the Company's cost savings initiatives.

(2)	In the three and six months ended November 30, 2013, the Company recorded a pretax goodwill impairment charge of $13.4 in the Children's Book Publishing and Distribution segment.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENT SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		11/30/13	items	One-time items	11/30/12	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$97.4		$97.4	$100.1		$100.1
	Book Fairs	202.2		202.2	196.1		196.1
	Consolidated Trade	52.5		52.5	51.2		51.2
	Total revenue	352.1	-	352.1	347.4		347.4
	Operating income (loss) (1)	68.9	13.4	82.3	69.4		69.4
	Operating margin	19.6%		23.4%	20.0%		20.0%

	Educational Technology and Services
	Revenue	60.9		60.9	52.2		52.2
	Operating income (loss)	6.9		6.9	5.3		5.3
	Operating margin	11.3%		11.3%	10.2%		10.2%

	Classroom and Supplemental Materials Publishing
	Revenue	59.1		59.1	53.2		53.2
	Operating income (loss)	10.7		10.7	7.4		7.4
	Operating margin	18.1%		18.1%	13.9%		13.9%

	International
	Revenue	135.6		135.6	143.7		143.7
	Operating income (loss)	22.2		22.2	24.7		24.7
	Operating margin	16.4%		16.4%	17.2%		17.2%

	Media, Licensing and Advertising
	Revenue	15.5		15.5	17.0		17.0
	Operating income (loss)	(0.4)		(0.4)	2.0		2.0
	Operating margin	-		-	11.8%		11.8%

	Overhead expense (2)	13.6	(5.5)	8.1	6.8		6.8

	Operating income (loss) from continuing operations	$94.7	$18.9	$113.6	$102.0	$0.0	$102.0

		SIX MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		11/30/13	items	One-time items	11/30/12	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$103.6		$103.6	$107.5		$107.5
	Book Fairs	212.9		212.9	206.6		206.6
	Consolidated Trade	90.2		90.2	104.2		104.2
	Total revenue	406.7	-	406.7	418.3		418.3
	Operating income (loss) (1)	7.4	13.4	20.8	14.5		14.5
	Operating margin	1.8%		5.1%	3.5%		3.5%

	Educational Technology and Services
	Revenue	155.7		155.7	132.2		132.2
	Operating income (loss)	43.1		43.1	30.1		30.1
	Operating margin	27.7%		27.7%	22.8%		22.8%

	Classroom and Supplemental Materials Publishing
	Revenue	96.9		96.9	91.1		91.1
	Operating income (loss)	9.1		9.1	4.8		4.8
	Operating margin	9.4%		9.4%	5.3%		5.3%

	International
	Revenue	214.3		214.3	233.9		233.9
	Operating income (loss) (3)	21.5	0.6	22.1	27.5		27.5
	Operating margin	10.0%		10.3%	11.8%		11.8%

	Media, Licensing and Advertising
	Revenue	25.9		25.9	31.4		31.4
	Operating income (loss)	(2.3)		(2.3)	2.2		2.2
	Operating margin	-		-	7.0%		7.0%

	Overhead expense (2)	30.0	(6.9)	23.1	24.1		24.1

	Operating income (loss) from continuing operations	$48.8	$20.9	$69.7	$55.0	$0.0	$55.0

(1)	In the three and six months ended November 30, 2013, the Company recorded a pretax goodwill impairment charge of $13.4 in the Children's Book Publishing and Distribution segment.

(2)

In the three and six months ended November 30, 2013, the Company recorded pretax severance charges of $5.5 and $6.9, respectively, in Corporate Overhead related to the Company's cost savings initiatives.

(3)	In the six months ended November 30, 2013, the Company recorded a pretax severance charge in its International segment of $0.6 related to the Company's cost savings initiatives.

SCHL: Financial

CONTACT: Scholastic Corporation, Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com, or Media: Kyle Good, (212) 343-4563, kgood@scholastic.com